Exhibit 99.1

FOR IMMEDIATE RELEASE

INNOVATIVE FOOD HOLDINGS, INC. ANNOUNCES CLOSE OF THE SALE OF IGOURMET.COM BUSINESS

BONITA SPRINGS, FL. (September 4, 2024) – Innovative Food Holdings, Inc. (OTCQB: IVFH) (“IVFH” or the “Company”), a national seller of gourmet specialty foods to professional chefs, announced today the close of a transaction to sell its consumer e-commerce business igourmet.com for $700,000 in cash ($175,000 of which is due 30 days after closing), plus the assumption of approximately $350,000 of gift card liabilities. The Company’s Pennsylvania facility is not included in the transaction. Acting as sell-side advisors on the transaction were Sampford Advisors, Inc. and Erben M&A Advisors.

Chief Executive Officer Bill Bennett stated, “With today’s announcement, we mark continued progress against our strategic stabilization plan of selling off assets that are not a fit for our larger scale, more profitable foodservice business, as first discussed in our November 2023 earnings call. The cash for this sale will be used to invest into our new retailer business, as we ramp up working capital and install new automated machinery to cut, wrap, and label our gourmet cheese at a fraction of the cost of our previous manual operation. We’re excited to leverage our expertise and capabilities in gourmet cheese in a significantly more profitable sales channel, and expect to deliver sizable top and bottom line impact for the Company.”

About Innovative Food Holdings, Inc.

At IVFH, we help make meals special. We provide access to foods that are hard to find, have a compelling story, or are on the forefront of food trends. Our gourmet foods marketplace connects the world’s best artisan food makers with top professional chefs nationwide. We curate the assortment, experience, and tech enabled tools that help our professional chefs create unforgettable experiences for their guests. Additional information is available at www.ivfh.com.

Forward-Looking Statements

This release contains certain forward-looking statements and information relating to Innovative Food Holdings, Inc. (the “Company”) that are based on the current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, the Company. Such statements reflect the current views of the Company with respect to future events and are subject to certain assumptions, including those described in this release. Should one or more of these underlying assumptions prove incorrect, actual results may vary materially from those described herein as “should,” “could,” “will,” “anticipate,” “believe,” “intend,” “plan,” “might,” “potentially” “targeting” or “expect.” Additional factors that could also cause actual results to differ materially relate to international crises, environmental and economic issues and other risk factors described in our public filings. The Company does not intend to update these forward-looking statements. The content of the websites referenced above are not incorporated herein.

Investor and Media contact:

Gary Schubert

Chief Financial Officer

Innovative Food Holdings, Inc.

investorrelations@ivfh.com